Exhibit 10.2

EXECUTION COPY

SUPERGEN, INC.

4140 Dublin Road, Suite 200

Dublin, California 94568

COMMON STOCK PURCHASE AGREEMENT

August 31, 2004

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TABLE OF CONTENTS

(continued)

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SUPERGEN, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of August 31, 2004 by and between SuperGen, Inc., a Delaware corporation (the “Company”), and MGI PHARMA, Inc., a Minnesota corporation (the “Purchaser”).

Background

A. The Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Agreement.

B. In connection with the sale and purchase of the shares of Common Stock, the Purchaser and the Company have agreed to enter into a license agreement in substantially the form of Exhibit A hereto (the “License Agreement”).

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1

AUTHORIZATION AND AGREEMENT TO PURCHASE AND SELL SECURITIES

1.1 Sale of Shares. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser at the Closing (as defined below), 4,000,000 shares of the Company’s Common Stock (the “Shares”) at a cash price per share equal to $10.00 (the “Per Share Purchase Price”) for an aggregate purchase price equal to $40,000,000.

1.2 Authorization. The Company will, prior to the Closing, authorize the sale and issuance of the Shares pursuant to the terms of this Agreement.

SECTION 2

CLOSING DATE; DELIVERY

2.1 Closing. The purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. local time, on a date mutually agreed upon by the parties to this Agreement, which shall be no later than the second business day after the satisfaction or waiver of the conditions to the obligations of the parties set forth in Section 6.1 and Section 6.2 of this Agreement (the “Closing Date”).

2.2 Delivery. At the Closing, the Company will deliver to the Purchaser a certificate or certificates, registered in the name of the Purchaser, representing the 4,000,000 Shares against payment of the aggregate purchase price of $40,000,000 (the “Aggregate Purchase Price”) by wire transfer of immediately available funds to an account designated by the Company. The certificate or certificates representing the Shares shall be subject to legends restricting transfer as set forth in the Investor Rights Agreement of even date herewith substantially in the form of Exhibit B (the “Rights Agreement”).

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Filings (as defined in Section 3.4) or as set forth in the disclosure schedule delivered to the Purchaser on the date hereof (the “Disclosure Schedule”), the Company represents and warrants to the Purchaser as follows:

3.1 Organization; Standing and Power; Qualification. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized and validly existing under, and by virtue of, the laws of its place of incorporation and is in good standing under such laws. The Company and each of its Subsidiaries has all requisite corporate power to own, lease and operate its property and to carry on its businesses as presently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in any jurisdiction, except where the failure to be so qualified and in good standing would not have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”). The Company has no “subsidiaries” (as defined in Rule 405 under the Securities Act), other than as set forth in the Disclosure Schedule (each, a “Subsidiary” and, together, the “Subsidiaries”). Except for the Company’s European subsidiary, which is 95% owned by the Company, the Company’s remaining subsidiary is wholly-owned by the Company.

3.2 Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value. As of June 30, 2004, there were 45,243,592 shares of Common Stock issued and outstanding, an aggregate 6,435,204 shares of Common Stock subject to currently issued and unexercised options under the Company’s stock option plans, an aggregate 1,140,508 shares of Common Stock available for future grant under the Company’s stock option plans, 7,069,808 shares subject to currently issued and unexercised warrants and no issued and outstanding shares of Preferred Stock. As of June 30, 2004, an aggregate of 842,685 shares of Common Stock (which is included in the total number of shares of Common Stock issued and outstanding set forth above) had been issued upon conversion of the principal amount, and accrued interest thereon, of the Senior Convertible Notes issued by the Company on June 24, 2003. An indeterminate number of shares of Common Stock are scheduled to be issued in 2004 pursuant to the final principal and interest payments under such Senior Convertible Notes. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with the registration requirements of federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The Company owns all of the outstanding capital stock of each Subsidiary, free and clear of any claim, lien, pledge, security interest or other encumbrance of any kind (collectively “Liens”) with respect thereto other than (i) any Liens for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of the business, (ii) any Liens for Taxes not yet due and payable, and (iii) Liens created either directly or indirectly by the Purchaser (“Permitted Liens”). Except as set forth in the Disclosure Schedule, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any issued or unissued shares of capital stock of or other equity interest in the Company or any Subsidiary. Without limiting the foregoing, except as set forth in the Disclosure Schedule and notwithstanding any related disclosure in any SEC Filing, no preemptive right, co-sale right, registration right, right of first offer, right of participation, right of first refusal or other similar right exists with respect to the issuance and sale of the Shares, except as provided in the Stock Agreements. Except as set forth in the Disclosure Schedule and notwithstanding any related disclosure in any SEC Filing, there are no shareholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company or any Subsidiary is a party. Furthermore, except as set forth in this Agreement and the Disclosure Schedule, there are no contracts or commitments by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except as set forth in the Disclosure Schedule and notwithstanding any related disclosure in any SEC Filing, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company other than transfer restrictions imposed to satisfy state and federal securities laws.

3.3 Authorization; No Conflicts; Approvals.

3.3.1 The Company has all requisite power and authority to execute, deliver and perform its obligations under the Agreement, and all corporate action on the part of the Company, its stockholders and its directors necessary for the authorization, execution, delivery and performance of the Agreement by the Company, the authorization, sale, issuance and delivery of the Shares, and the performance of all of the Company’s obligations under the Agreement has been taken or will be taken prior to the Closing Date. The Agreement and the Rights Agreement (collectively, the “Stock Agreements”), when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and free of any Liens; provided, however, that the Shares are subject to restrictions on transfer under state and/or federal securities laws and as set forth in this Agreement and the Rights Agreement. The Board of Directors of the Company (the “Company Board”) has approved and adopted this Agreement and the transactions contemplated hereby, declared the advisability of the transactions contemplated by this Agreement and adopted and approved this Agreement and the transactions contemplated hereby, and has not, as of the date hereof, rescinded or modified in any respect any of such actions.

3.3.2 Subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to the extent applicable to the transactions contemplated by this Agreement, the execution and delivery by the Company of the Stock Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation of or breach of any provision of the Certificate of Incorporation or Bylaws of the Company or of any Subsidiary, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under any license, assignment, bond, debenture, note, mortgage, pledge, deed of trust, loan agreement or other evidence of indebtedness, Lien, indenture, lease, contract, or other agreement or obligation to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of the properties or assets of any of the foregoing may be bound, (iii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to the Company, any Subsidiary or any of properties or assets of any of the foregoing, except in the case of subclauses (ii) and (iii) for such violations, breaches, defaults, rights of termination, cancellation or acceleration, or losses of benefits which would not be reasonably likely to have a Material Adverse Effect.

3.3.3 No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to the Company in connection with the execution and delivery of the Stock Agreements or the consummation of the transactions contemplated hereby or thereby, except that the filing of one or more notification and report forms under the HSR Act may be required with respect to the acquisition by Purchaser of the Shares, and except (i) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect, all of which consents, authorizations, filings, approvals and registrations (other than filings and registrations with the SEC and with state securities authorities and agencies pertaining to the issuance of the Shares and other consents, authorizations, filings, approvals and registrations with any Regulatory Authority (as defined in the License Agreement)) have been made or obtained by the Company prior to the date of this Agreement.

3.4 SEC Documents; Absence of Undisclosed Liabilities. The Company has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments thereto, required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “SEC Filings”). As of their respective dates filed, the SEC Filings do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements contained in the SEC Filings fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (in the case of the unaudited statements, all footnotes required by GAAP may not be included and subject to normal year-end audit adjustments). Except as set forth in the SEC Filings, neither the Company nor any of its Subsidiaries has any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of June 30, 2004 (the “Company Balance Sheet”) set forth in the Disclosure Schedule, (ii) liabilities specifically described in this Agreement or the Disclosure Schedule, and (iii) normal or recurring liabilities incurred since June 30, 2004 in the ordinary course of business consistent with past practices that would not reasonably be expected to result in a Material Adverse Effect. The Company is currently eligible to register the resale of Common Stock pursuant to a registration statement on Form S-3 under the Securities Act (a “Registration Statement”).

3.5 Compliance. To the knowledge of the Company, each of the Company and its Subsidiaries has complied in all material respects with all applicable federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any notices of violation with respect to, any such statute, law or regulation, with respect to the conduct, ownership or operation of its businesses which, individually or in aggregate, would have a Material Adverse Effect. Nor is the Company or any of its Subsidiaries in violation of its certificate of incorporation, bylaws or other organization documents, as amended, which violation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

3.6 Regulatory Compliance. The Company and all of its Subsidiaries are in compliance in all material respects with all applicable statutes, rules and regulations of the Federal Food and Drug Administration (the “FDA”), and, to the extent applicable, Foreign Regulatory Authorities, with respect to the clinical testing, manufacture, collection, labeling, storing, testing, or distribution of its Products, including current “Good Manufacturing Practices,” or cGMP regulations, “Good Clinical Practices” or cGCP regulations, “Good Laboratory Practices” or cGLP regulations, and all applicable requirements relating to the protection of human subjects (e.g., Informed Consent, Institutional Review Board) for its clinical trials as required by the FDA and any applicable corresponding requirements of Foreign Regulatory Authorities. Each of the Company and its Subsidiaries has all requisite FDA and Foreign Authorities permits, approvals, registration, licenses or the like to conduct the business of the Company or the Subsidiaries, as applicable, as it is currently conducted. The Company and each Subsidiary is in compliance with all applicable registration and listing requirements set forth at 21 U.S.C. §360 and all similar applicable laws and regulations, except for noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Neither the Company nor any Subsidiary is in receipt of notice of, and not subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of its products or to the Company’s knowledge, to the facilities in which the products are manufactured, collected or handled, by the FDA or Foreign Regulatory Authorities. There are no pending or, to the knowledge of the Company, threatened actions, proceedings or complaints by the FDA or Foreign Regulatory Authorities which would materially prohibit or impede the conduct of the business as it is currently conducted by the Company or any Subsidiary.

To the knowledge of the Company, neither the Company nor any Subsidiary has made any false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Regulatory Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA or Foreign Regulatory Authorities relating to its products that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Neither the Company nor any Subsidiary has received any notification, written or oral, that remains unresolved, from the FDA, Foreign Regulatory Authorities, or other authorities indicating that any of its products are misbranded or adulterated as defined in 21 U.S.C. §321, et seq., as amended, and the rules and regulations promulgated thereunder.

No product of the Company or any Subsidiary has been recalled, suspended or discontinued as a result of any action by the FDA or any Foreign Authority, by the Company or any Subsidiary, or, to the knowledge of the Company, any licensee or distributor of any of the Company’s products.

Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any officer, key employee or agent of the Company or any Subsidiary, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar state law or regulation.

3.7 Absence of Certain Changes or Events. Since June 30, 2004, except as set forth in the Disclosure Schedule, or as expressly contemplated by this Agreement, or as specifically disclosed in any Company SEC Filing since June 30, 2004 and prior to the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practices, and (b) there has not been any event, circumstance or change in the business, financial condition or results of operations of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Intellectual Property. Except as specifically disclosed in the Company SEC Filings, and except for matters which are not reasonably likely to have a Material Adverse Effect, to the Company’s knowledge, (i) each of the Company and its Subsidiaries has the right to use, free and clear of all liens, charges, claims and restrictions, all intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses and rights which are material to its business as presently conducted and (ii) neither the Company nor any of its Subsidiaries is infringing upon or otherwise acting adversely to the right or claimed right of any other person under or with respect to the foregoing.

3.9 Environmental Matters. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has been or is presently in violation of or has failed or is presently failing to comply with any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to health or safety or to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”) which, individually or in aggregate, would have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, to the Company’s knowledge, neither the Company nor any of its Subsidiaries owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, has failed to obtain any material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws, has failed to comply in any material respects with such permits, licenses and authorizations, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation that might lead to such a claim.

3.10 Listing. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and is duly listed on the Nasdaq National Market (the “NMS”). The Company has taken no action intended to terminate, or which to its knowledge is likely to have the effect of terminating, the registration of its Common Stock under the Exchange Act, is not in violation of the listing requirements of the NMS and does not reasonably anticipate that the Common Stock will be delisted by the NMS for the foreseeable future. The issuance of the Shares does not require stockholder approval, including, without limitation, pursuant to Nasdaq Marketplace Rule 4350(i).

3.11 Contracts. Except for matters which are not reasonably likely to have a Material Adverse Effect and those contracts that are substantially or fully performed or expired by their terms, the contracts listed as exhibits to or described in the SEC Filings that are material to the Company and all amendments thereto, are in full force and effect on the date hereof, and neither the Company, any Subsidiary, nor, to the Company’s knowledge, any other party to such contracts is in breach of or default under any of such contracts.

3.12 Litigation. Except as disclosed in the SEC Filings or as otherwise set forth in the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation, pending before any agency, court or tribunal, or to the knowledge of the Company, threatened, against the Company, its Subsidiaries or any of their respective properties or officers or directors (in their capacities as such), and, to the knowledge of the Company, there is no valid basis for any action, suit, proceeding, claim, arbitration or investigation, against the Company or any of its Subsidiaries which if determined adversely to the Company or any such Subsidiary, would reasonably be expected to have a Material Adverse Effect. There is no judgment, decree or order against the Company or any of its Subsidiaries or, to the knowledge of the Company after reasonable inquiry, any of its respective directors or officers (in their capacities as such) that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Subsidiary is subject to any injunction, judgment, decree or order of any court, regulatory body, administrative agency, commission, governmental body, regulatory authority, agency or tribunal wherever located.

3.13 Taxes. Except for matters which are not reasonably likely have a Material Adverse Effect, each of the Company and the Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary. To the knowledge of the Company, there are no stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares.

3.14 Investment Company. The Company is not, and after giving effect to the issuance of the Shares will not be, an investment company under the Investment Company Act of 1940.

3.15 Brokers or Finders. Except for the arrangements disclosed in the Disclosure Schedule, none of the Company, its Subsidiaries or the Company Board has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the transactions contemplated hereby.

3.16 Insurance. Each of the Company and the Subsidiaries maintains insurance of the types and in the amounts that the Company reasonably believes is adequate for its businesses, including, but not limited to, insurance covering real and personal property owned or leased by the Company or any Subsidiary against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

3.17 Registration Rights; Rights of Participation. Neither the Company nor any officer or director of the Company has granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority which has not been satisfied.

3.18 Offering Prohibitions. Neither the Company nor any person acting on its behalf or at its direction has taken any action to sell, offer for sale or solicit offers to buy any securities of the Company that would (i) bring the offer or sale of the Shares as contemplated by this Agreement within the provisions of Section 5 of the Securities Act in a manner that would require the registration of the sale of the Shares under the Securities Act, or (ii) cause the offer or sale of the Shares as contemplated by this Agreement to be integrated with prior offerings by the Company such that the Company would be required to obtain stockholder approval pursuant to the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

3.19 Related Party Transactions. Except as disclosed in the SEC Filings, no transaction has occurred between or among the Company, any Subsidiary or any of such entities’ affiliates, officers or directors or any affiliate or affiliates of any such officer or director that is or, to the knowledge of the Company, with the passage of time, will be required to be disclosed pursuant to Section 13, 14 or 15(d) of the Exchange Act.

3.20 Valid Private Placement. Subject to the accuracy of the Purchaser’s representations in Section 4.3, the Company is entitled to rely on an exemption from the provisions of Section 5 of the Securities Act in its sale and issuance of Shares to the Purchaser pursuant to the terms of this Agreement.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to and agrees with the Company as follows:

4.1 Organization. The Purchaser is duly organized and validly existing under the laws of the State of Minnesota. The Purchaser has the requisite power and authority to enter into the Stock Agreements and to carry out its obligations hereunder and thereunder.

4.2 Authority

4.2.1 The execution and delivery of the Stock Agreements, and the consummation of the transactions contemplated hereby and thereby have been authorized by all necessary company action on behalf of the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity.

4.2.2 Subject to compliance with the HSR Act, to the extent applicable to the transactions contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except that the filing of one (1) or more notification and report forms under the HSR Act may be required with respect to the acquisition by the Purchaser of the Shares, and except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement and to perform its obligations hereunder.

4.3 Exempt Offering; Acquisition for Investment

4.3.1 The Purchaser is acquiring the Shares solely for the Purchaser’s or its designated affiliate’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. The Purchaser further represents that the Purchaser does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof. The Purchaser acknowledges and understands that the entire legal and beneficial interest of the Shares the Purchaser is acquiring is being purchased for, and will be held for the account of, the Purchaser or its designated affiliate only and neither in whole nor in part for any other person. The Purchaser understands that the Shares have not been registered under the Securities Act or other securities laws in reliance on specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

4.3.2 The Purchaser represents that, assuming the accuracy of the representations set forth in Section 3.2 hereof on the Closing Date, it (including any controlled affiliates) will not hold greater than 10% of the outstanding voting shares of the Company as a result of the Agreement. Purchaser further represents that at the time of acquisition of the Shares, the Purchaser has no intention of participating in the formulation, determination, or direction of the basic business decisions of Company and thus is acquiring the Shares solely for the purpose of investment pursuant to 15 U.S.C. sec. 18a(c)(9), and 16 C.F.R. secs. 801.1(i), 802.9.

4.3.3 The Shares were not offered to the Purchaser through, and the Purchaser is not aware of, any form of general solicitation or general advertising, including, without limitation, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

4.3.4 The Purchaser is an “accredited” investor as defined in Regulation D promulgated under the Securities Act.

4.3.5 The Purchaser further acknowledges and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and the transfer complies with the restrictions set forth in the

Rights Agreement. The Purchaser understands that the certificate(s) evidencing the Shares will be imprinted with a legend that sets forth the restrictions on transfer. The Purchaser understands that the Company is under no obligation to register any of the Shares sold hereunder except as provided in the Rights Agreement.

4.3.6 The Purchaser understands that Rule 144 promulgated under the Securities Act permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the Shares, the availability of certain current public information about the Company, more than one year having elapsed between the resale and the date the security to be sold was last held by the Company or an affiliate of the Company, the sale being made through a “broker’s transaction” or in transactions directly with a “market maker,” and the number of shares being sold during any three-month period not exceeding specified limitations. The Purchaser is further aware that Rule 144(k) permits persons who have not been affiliates of the Company for at least three months and whose shares have been beneficially owned by a person other than the Company or its affiliates for at least two years after full payment for such shares to sell such shares without regard to the current public information, manner of sale and volume limitations described above.

4.3.7 The Purchaser has reviewed with its own tax advisers the federal, state, and local tax consequences of the purchase of the Shares contemplated by this Agreement and has relied solely on such advisers and not on any statements or representations of the Company or any of its agents other than the representations and warranties set forth herein with respect to the purchase of the Shares. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.4 Access to Information; Investment Experience; No Reliance

4.4.1 Access to Information. The Purchaser has, prior to the date of this Agreement, been furnished with the Company’s most recent SEC Filings and given an opportunity to review material contracts and documents of the Company which have been filed as exhibits to such SEC Filings. The Purchaser has had opportunity to discuss the Company’s business, management and financial affairs with its management. The Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Purchaser, in making the investment decision, has read, reviewed, and relied solely on the Company’s SEC Filings and other documents furnished by the Company, pursuant to this Agreement and the Company’s representations and warranties contained herein, and has made an independent investigation, or obtained any additional information which the Purchaser deems necessary to verify the accuracy and completeness of the information received. The Purchaser is not relying on any oral representation of the Company or any other person, nor any written representation or assurance from the Company other than those contained in the SEC Filings or incorporated herein or therein. The foregoing, however, does not limit or modify the Purchaser’s right to rely upon covenants, representations and warranties of the Company in Section 3 of this Agreement. The Purchaser acknowledges and agrees that the Company has no responsibility for, does not ratify, and is under no responsibility whatsoever to comment upon or correct any reports, analyses or other comments made about the Company by any third parties, including, but not limited to, analysts’ research reports or comments, and the Purchaser has not relied upon any such third party reports in making the decision to invest.

4.4.2 Risk of Investment; Investment Experience; Capability to Evaluate. The Purchaser recognizes that an investment in the Company involves substantial risks, including the potential loss of the Purchaser’s entire investment herein. The Purchaser has substantial knowledge and experience in investing in securities and in financial and business matters that it is capable of evaluating the merits and risks of the investment. The Purchaser acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement, and that the Purchaser has the ability to bear the economic risk of investment pursuant to this Agreement.

4.4.3 Reliance on Own Judgment or Advisors. The Purchaser has relied completely on its own judgment or the advice of its own tax, investment, legal or other advisors and has not relied on the Company or any of its affiliates, officers, directors, attorneys, accountants or any affiliates of any thereof and each other person, if any, who controls any of the foregoing, within the meaning of Section 15 of the Securities Act for any tax, investment or legal advice (other than reliance on information furnished by the Company, the representations, warranties and covenants contained herein).

4.5 Brokers or Finders. The Company shall have no liability or obligation of any kind to any agent, broker, investment banker, financial adviser or other firm or person engaged or retained by the Purchaser who is or will be entitled to any broker’s or finder’s fee, or any other commission or similar fee, in connection with any of the transactions contemplated by the Stock Agreements, and the Purchaser agrees to indemnify and hold the Company and its Subsidiaries harmless from and against any and all claims, liabilities or obligations with respect to any such fees or commissions asserted by any person engaged or retained by on the basis of any act or statement determined to have been made to such person by the Purchaser.

SECTION 5

ADDITIONAL AGREEMENTS; COVENANTS OF THE COMPANY

The Company and the Purchaser further agree with each other as follows:

5.1 Confidentiality. Except as permitted by Section 5.2 or by the terms of the Confidentiality Agreement between the Company and Purchaser effective as of January 14, 2004, as amended (the “Confidentiality Agreement”), all confidential information shall be protected by the non-disclosing party in accordance with the terms and conditions set forth in the Confidentiality Agreement.

5.2 Public Announcements. Each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the Stock Agreements, the License Agreement and any of the transactions contemplated hereby and thereby, and neither party hereto directly or indirectly through its officers and/or directors shall make any further announcement, news release or disclosure without first consulting with the other party hereto except (a) with the prior written consent of the other party, which consent shall not be unreasonably withheld, or (b) to the extent such party believes in good faith, after consultation with legal counsel, that such announcement, release or disclosure is required by law or by the rules or regulations governing any applicable securities exchange or the NASDAQ National Market.

5.3 HSR Act. The Company and Purchaser shall equally share the cost of all applicable filing fees under the HSR Act, to the extent applicable to the transactions contemplated by this Agreement, relating to the acquisition of the Shares, and the other transactions contemplated hereby and by the Rights Agreement and License Agreement. Each of the parties hereto agrees, subject to compliance with applicable law, to furnish promptly to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any governmental entities, including, without limitation, any filing necessary under the provisions of the HSR Act. Each party hereto shall promptly inform each other party of any material communication from the U.S. Federal Trade Commission or any other governmental entity regarding any of the transactions contemplated by the Stock Agreements or the License Agreement. Each of the Purchaser and the Company agrees not to participate in any meeting(s) with any governmental entity in respect of any submission, notification or investigation under any Antitrust and Trade Laws unless such party consults with the other in advance and, to the extent permitted by such governmental entity, gives such party or the other party’s counsel a reasonable opportunity to attend and participate at such meeting(s).

5.4 Conduct. Prior to the Closing Date, neither the Purchaser nor the Company shall take any action that would materially impair performance of the License Agreement by either party.

5.5 Conduct of Company Business Prior to Closing. Except as contemplated by this Agreement, and without limiting the generality of Section 5.4 hereof, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement, or (ii) the Closing Date, each of the Company and each Subsidiary will:

5.5.1 conduct their operations, taken as a whole, in the ordinary course of business, consistent with past practice and in accordance with applicable law, and will use commercially reasonable efforts consistent with past practice and policies to preserve intact its business organization;

5.5.2 not terminate, amend or modify any Third Party Agreements (as that term is defined in the License Agreement); and

5.5.3 notify the Purchaser promptly, and in any event prior to the Closing Date, in the event that any of Audrey Jakubowski, Ph.D., Sanjeev Redkar, Ph.D., Michael McCullar, Ph.D., Karl Mettinger, M.D., Ph.D. or Gil Fine ceases to be an employee of the Company or any Subsidiary;

Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be interpreted to prevent the Company from adopting a shareholder rights plan at any time in the sole discretion of the Company.

5.6 Further Assurances. At any time or from time to time after the Closing, each party shall execute and deliver to the other party or parties such other documents and instruments, provide such materials and information and take such other actions as either party may reasonably request more effectively to carry out the provisions of the Stock Agreements.

5.7 Stock Agreements and License Agreement. The parties shall execute the Rights Agreement and the License Agreement simultaneously with this Agreement and such agreements shall only become effective upon the Closing, except as otherwise provided therein.

5.8 NASD Listing. The Company shall make all reasonable efforts to comply with all requirements of the NASD with respect to the issuance of the Shares and the listing thereof on the NMS.

5.9 Stock Certificate. The Company shall deliver a stock certificate representing the Shares, registered in the name of the Purchaser, within three (3) days following the Closing.

5.10 Offering Prohibitions. Neither the Company nor any person acting on its behalf or at its direction will in the future take any action to sell, offer for sale or solicit offers to buy any securities of the Company that would (i) bring the offer or sale of the Shares as contemplated by this Agreement within the provisions of Section 5 of the Securities Act in a manner that would require the registration of the sale of the Shares under the Securities Act, or (ii) cause the offer or sale of the Shares as contemplated by this Agreement to be integrated with prior offerings by the Company such that the Company would be required to obtain stockholder approval pursuant to the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

SECTION 6

CONDITIONS TO CLOSING

6.1 Conditions to the Purchaser’s Obligation to Acquire the Shares. The obligation of the Purchaser to purchase the Shares hereunder is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Purchaser, in the Purchaser’s sole discretion, to the extent permitted by law:

6.1.1 Compliance with HSR Act. At the time of the Closing, all waiting periods, if any, under the HSR Act applicable to the issuance and sale of the Shares hereunder and the License Agreement shall have expired or been terminated and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such acquisition shall be in effect.

6.1.2 Execution and Delivery of the Stock Agreements and License Agreement. An authorized signatory of the Company shall have executed and delivered to the Purchaser the Agreement, the License Agreement and the Rights Agreement.

6.1.3 Representations and Warranties True. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except for (i) those representations and warranties that are made as of specific date or as of the date of this Agreement, which shall be true and correct in all material respects as of such date, and (ii) those representations and warranties which are qualified by materiality, in which case each such representation and warranty qualified by materiality shall be true and correct in all respects. The Company shall have delivered to the Purchaser a certificate to such effect, executed by the chief executive officer of the Company and dated as of the Closing Date.

6.1.4 No Litigation. No litigation, order, writ, injunction, judgment, decree or other claim shall be pending or, to the knowledge of the Company, threatened that questions the validity of this Agreement or the right of the Company or the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby and thereby.

6.1.5 Compliance. The Company will have materially performed and complied with each of its agreements, covenants and obligations contained in this Agreement on or prior to the Closing. The Company shall have delivered to the Purchaser a certificate to such effect, executed by the chief executive officer of the Company and dated as of the Closing Date.

6.1.6 No Violation. No statute, rule, regulation, order, or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by the Stock Agreements illegal.

6.1.7 Deliveries of the Company. At the time of the Closing, the Company shall deliver to the Purchaser:

(i) a copy of the certificate of incorporation of the Company, certified as of a date not more than five days prior to the Closing Date by the Secretary of State of the State of Delaware,

(ii) a copy of the bylaws of the Company, certified by the Secretary of the Company, and

(iii) a copy of those portions of the resolutions of the Company Board authorizing the sale by the Company of the Shares and the other transactions contemplated by this Agreement, certified by the Secretary of the Company.

6.2 Conditions to Company’s Obligation to Issue the Shares. The Company’s obligation to sell the Shares to the Purchaser hereunder is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Company, in its sole discretion, to the extent permitted by law:

6.2.1 Compliance with HSR Act. At the time of the Closing, all waiting periods, if any, under the HSR Act applicable to the acquisition of such Shares hereunder and the License Agreement shall have expired or been terminated and no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such acquisition shall be in effect.

6.2.2 Execution and Delivery of the Stock Agreements and the License Agreement. An authorized signatory of the Purchaser shall have executed and delivered to the Company the Agreement, the License Agreement and the Rights Agreement.

6.2.3 Representations and Warranties True. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except for (i) those representations and warranties that are made as of specific date or as of the date of this Agreement, which shall be true and correct in all material respects as of such date, and (ii) those representations and warranties which are qualified by materiality, in which case each such representation and warranty qualified by materiality shall be true and correct in all respects. The Purchaser shall have delivered to the Company a certificate to such effect, executed by the chief executive officer of the Purchaser and dated as of the Closing Date.

6.2.4 No Violation. No statute, rule, regulation, order, or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by the Stock Agreements illegal.

6.2.5 Compliance. The Purchaser will have materially performed and complied with each of its agreements and obligations contained in this Agreement on or prior to the Closing.

6.2.6 Deliveries of the Purchaser. At the time of the Closing, the Purchaser shall deliver to the Company:

(i) payment in full of the Aggregate Purchase Price, and

(ii) a copy of those portions of the resolutions of the Purchaser Board of Directors authorizing the purchase by the Purchaser of the Shares and the other transactions contemplated by this Agreement, certified by the Secretary of the Purchaser.

SECTION 7

TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Closing Date:

(i) by the mutual written consent of the Purchaser and the Company;

(ii) by the Company if (a) the Purchaser has breached any representation, warranty or agreement contained in this Agreement in any material respect such that the conditions to Closing in Section 6.2.3 or Section 6.2.5 would not be satisfied, and such breach remains uncured for thirty (30) days after written notice to the Purchaser of such breach, or (b) the Closing shall not have occurred on or before December 31, 2004 (provided that the right to terminate this Agreement under this Section 7.1(ii)(b) shall not be available to the Company if its action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement); or

(iii) by the Purchaser if (a) the Company has breached any representation, warranty or agreement contained in this Agreement in any material respect such that the conditions to Closing in Section 6.1.3 or Section 6.1.5 would not be satisfied, and such breach remains uncured for thirty (30) days after written notice to the Company of such breach, or (b) the Closing shall not have occurred on or before December 31, 2004 (provided that the right to terminate this Agreement under this Section 7.1(iii)(b) shall not be available to the Purchaser if its action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement).

7.2 Effect of Termination. The right of termination under Section 7.1 is in addition to any other rights the Purchaser or the Company may have under this Agreement, the Rights Agreement, the License Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement, the Rights Agreement or the License Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate except that Sections 5.1 (public announcements), 8.3 (governing law), 8.4 (survival), 8.9 (expenses), 8.14 (submission to jurisdiction) and 8.15 (waiver of jury trial), 8.16 (other remedies) and 8.17 (injunctive relief) will survive indefinitely unless sooner terminated or modified by the parties in writing.

SECTION 8

MISCELLANEOUS

8.1 Access to Information. No information or knowledge obtained in any investigation by the Purchaser or the Company shall affect or be deemed to modify any representation or warranty contained in the Stock Agreements.

8.2 Waivers and Amendments. This Agreement or any provision hereof may be amended, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

8.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to contracts entered into solely between residents of, and to be performed entirely within, such state, and without reference to principles of conflicts of laws or choice of laws.

8.4 Survival. The representations, warranties, covenants and agreements of each of the Company and the Purchaser, respectively, made in this Agreement shall survive the Closing until the second anniversary of the Closing Date, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or the Company.

8.5 Successors and Assigns. Except as expressly provided or contemplated by this Agreement and the other Stock Agreements, neither this Agreement nor any right, obligation or interest hereunder shall be assigned, either in whole or in part, by any party hereto (other than by operation of law) without the prior written consent of the other parties; provided, that nothing herein shall prevent or limit the ability of the Purchaser to assign any or all of its rights under this Agreement to an affiliate. Subject to the foregoing limitations, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by, the parties hereto and their respective successors and assigns.

8.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally or by overnight courier or mailed by first class mail, or Express Mail, postage prepaid, or via facsimile, addressed as follows:

If to the Purchaser:

MGI PHARMA, Inc.

5775 West Old Shakopee Road, Suite 100

Bloomington, MN 55437-3174

Attn: William Brown, Executive Vice President and Chief Financial Officer

Telephone: (952) 346-4700

Facsimile: (952) 346-4800

With a copy to:

Dorsey & Whitney LLP

Suite 1500, 50 South Sixth Street

Minneapolis, MN 55402-1498

Attn: Timothy S. Hearn, Esq.

Telephone: (612) 340-2600

Facsimile: (612) 340-2868

Or to such other address (including electronic mail address) as the Purchaser shall have furnished to the Company in writing or by electronic mail; or

If to the Company:

SuperGen, Inc.

4140 Dublin Road, Suite 200

Dublin, CA 94568

Attn: Dr. James S.J. Manuso, President and Chief Executive Officer

Telephone: (925) 560-0100

Facsimile: (925) 551-5695

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: John V. Roos, Esq.

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

Or to such other address (including electronic mail address) as the Company shall have furnished to Purchaser in writing or by electronic mail. Notices that are mailed by (i) first class mail shall be deemed received three (3) business days after deposit in the mail and (ii) Express Mail or overnight courier shall be deemed received one (1) business day after deposit in the mail or delivery to such courier. In the event that the notice is sent by facsimile, notice shall be deemed to have been received when sent and confirmed as to receipt.

8.7 Severability. If any term, provision, covenant or restriction of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

8.8 Expenses. All fees, costs and expenses (including attorneys’ fees and expenses) incurred by either party hereto in connection with the preparation, negotiation and execution of the Stock

Agreements and the consummation of the transactions contemplated thereby, shall be the sole and exclusive responsibility of such party; provided, however, that the parties shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in connection with the pre-merger notification and report forms under the HSR Act, to the extent applicable to the transactions contemplated by this Agreement.

8.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

8.10 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or to the Purchaser shall impair any such right, power or remedy of the Company or the Purchaser, nor shall it be construed to be a waiver of any breach or default under the Stock Agreements, or an acquiescence therein or in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy or any waiver of any single breach or default be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies, under the Stock Agreements, or by law otherwise afforded to the Company or the Purchaser, shall be cumulative and not alternative.

8.13 Submission to Jurisdiction. Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

8.14 Waiver of Jury Trial. EACH PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF

PURCHASER AND THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.15 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.16 Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of the Stock Agreements were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that injunctive relief enforcing the terms of the Stock Agreements is appropriate.

8.17 Entire Agreement. This Agreement, together with all the exhibits hereto, the Rights Agreement and the License Agreement, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto, including any term sheet.

[Signature Page Follows]

IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be duly executed as of the date and year first above written.

SUPERGEN, INC. a Delaware corporation

By:	/s/ James J. Manuso
	Name:	James J. Manuso
	Title:	Chairman, President and CEO

MGI PHARMA, INC. a Minnesota corporation

By:	/s/ Leon O. Moulder, Jr.
	Name:	Leon O. Moulder, Jr.
	Title:	President and CEO

[Signature Page to Purchase Agreement]

EXHIBITS

A.	Form of License Agreement

B.	Form of Investor Rights Agreement

EXHIBIT A

FORM OF LICENSE AGREEMENT

See Exhibit 10.1.

EXHIBIT B

FORM OF INVESTOR RIGHTS AGREEMENT

See Exhibit 10.3.